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Exhibit 23.1


                         TSCHOPP, WHITCOMB & ORR, P.A.
                    2600 Maitland Center Parkway, Suite 330
                               Maitland, FL 32751


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Miracor Diagnostics, Inc.
San Diego, California

We consent to the incorporation by reference in the Registration Statement on Amendment No. 4 of Form S-3 of Miracor Diagnostics, Inc. of our report dated March 11, 2005, relating to the consolidated balance sheets of Miracor Diagnostics, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2004 annual report on Form 10-KSB of Miracor Diagnostics, Inc.


/s/ Tschopp, Whitcomb & Orr, P.A.
---------------------------------


Maitland, Florida
September 7, 2005